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                                   EXHIBIT 1


PRESS RELEASE DATED: June 28, 1999

Monday, June 28, 1999

Company Press Release



     June 28, 1999 - SANTA MONICA, CA - The Board of Directors of Professional Bancorp, Inc. (Company) (AMEX:MDB) today announced the Company has agreed in principle to terms of a transaction under which it and its wholly owned subsidiary First Professional Bank, N.A. are to be acquired by FirstFed Financial Corp. (FirstFed) (FED-NYSE), a Santa Monica based savings bank holding company with assets of $3.8 billion. Under the terms of the proposed agreement, the outstanding shares of Professional Bancorp, Inc. will be acquired in a cash transaction for twenty-three dollars and fifty cents per share ($23.50). Holders of options and warrants will receive cash equal to the difference between $23.50 and the exercise price of the option or warrant. The transaction is subject to the parties executing a definitive agreement, regulatory and shareholder approvals. It is anticipated that the transaction will close in the fourth quarter of 1999 or the first quarter of 2000.

     "The Board diligently evaluated several strategic options over the course of the past months and are certain that the combination with FirstFed best achieves our specific objectives; to enhance shareholder value and to increase our ability to serve our clients' growing needs. We are please with the successful outcome and look forward to a smooth transaction process with FirstFed," stated Julie Thompson, Chairman of the Board of Professional Bancorp, Inc.

     FirstFed operates 24 full service branches and 6 loan offices in Southern California. FirstFed's principal business lines center in retail and commercial real estate banking services coupled with strategic ancillary products and divisions. Melinda McIntyre-Kolpin, President and CEO of First Professional Bank said, "The compliment of FirstFed's core products coupled with First
Professional Bank's commercial and healthcare business banking foundation is a natural fit. Together, the companies will have the resources to effectively leverage their respective core competencies bringing about a complete array of financial products and services to the markets we serve. This combination provides an opportunity for First Professional Bank to continue to deliver its current specialized products to its clientele, as well as expanding the breadth and depth of its product lines."
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     Ms. McIntyre also stated, "The management of Professional Bancorp, Inc. and
First Professional Bank are excited to join with a management team of the caliber of that of FirstFed. This combination meets our strategic objective for enhanced client services in our market niche and offers our employees continued career growth opportunities."

     This press release contains certain forward looking statements that are subject to various factors which could cause actual results to differ materially for such statements. Such factors include, but are not limited to, (1) the possibility that the transactions discussed herein may not be consummated or may be delayed, (2) the possibility that the terms of such transactions, if consummated, may differ from the terms described herein, and (3) changing economic, market or business conditions.

END